Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-53181, 333-63345, 33-77300, and 33-80155, of SangStat Medical
Corporation on Forms S-8 and in Registration Statement Nos. 33-91994, 33-96766 and 333-20301 of SangStat Medical Corporation on Forms S-3 of our report dated December 14, 1998 on the financial statements of IMTIX (a line of business owned by Pasteur Merieux Connaught) as of June 30, 1998 and for the year then ended, appearing in this Current Report on Form 8-K/A dated September 30, 1998 of SangStat Medical Corporation.

Deloitte Touche Tohmatsu

Lyon, France
December 14, 1998